Exhibit 99.1

CytoSorbents Provides Preliminary Q2 2020 Financial Results and Corporate Update

Achieved preliminary record total quarterly revenue of $9.8 million and product sales of $9.5 million, driven by demand for CytoSorb as a treatment of cytokine storm in COVID-19 infection and other illnesses.

MONMOUTH JUNCTION, N.J., July 20, 2020 - CytoSorbents Corporation (NASDAQ:CTSO), a critical care immunotherapy leader using its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, provides preliminary Q2 2020 financial highlights and a brief corporate update.

Preliminary Q2 2020 Financial Highlights:

•	Total revenue for Q2 2020 was approximately $9.8 million, a 58% increase from $6.2 million in Q2 2019
•	Q2 2020 product revenues were approximately $9.5 million, an increase of 61% from $5.9 million for Q2 2019, and up 16% sequentially from $8.2 million in Q1 2020, and product sales for the trailing twelve months ended Q2 2020 is approximately $30.0 million.
•	CytoSorbents generated approximately $667,000 in U.S. hospital sales during the second quarter, following the U.S. Food and Drug Administration (FDA) Emergency Use Authorization of CytoSorb for critically-ill COVID-19 patients in mid-April 2020
•	Preliminary blended product gross margins were approximately 70%, compared to 76% for Q2 2019, impacted by increased costs of an expedited ramp in production in response to COVID-19 demand
•	Cash balance at June 30, 2020 was approximately $35.1 million, with cash burn of approximately $2.3 million for the six months ended Q2 2020
•	Cumulative CytoSorb treatments delivered grew to more than 98,000, up from 67,000 a year ago

Dr. Phillip Chan, MD, PhD, Chief Executive Officer of CytoSorbents stated, “Sales of CytoSorb increased during Q2 2020 to another quarterly record, with strength from a solid underlying business in critical care and COVID-19-related sales, that more than offset decreases in elective cardiac surgeries mandated by hospitals globally. We have treated more than approximately 1,200 COVID-19 patients across more than 30 countries to date. In India, third behind the U.S. and Brazil in numbers of COVID-19 cases, our partner Biocon recently announced that CytoSorb has now received approval from the Drugs Controller General of India to treat COVID-19 patients in certain instances. The COVID-19 pandemic has led to a greater awareness of CytoSorb as a treatment of cytokine storm. This, coupled with our significantly expanded European sales team, positions us well for expansion of CytoSorb sales for COVID-19 and other core applications such as sepsis, cardiac surgery, and liver disease.”

Dr. Chan continued, “For the REFRESH 2-AKI trial in the U.S., data analysis requested by the Data Safety Monitoring Board (DSMB) is complete, with a committee meeting scheduled this week. Pending a positive DSMB review and readiness of clinical trial sites, the REFRESH 2-AKI trial may be in a position to restart this quarter at a number of centers. Meanwhile, full data analysis of the investigator-initiated, 250-patient, 15-center, randomized, controlled REMOVE endocarditis trial is expected in the second half of 2020, with top-line data potentially this quarter.”

Key Accomplishments in Q2 2020:

•	In April 2020, we announced that the US FDA granted Emergency Use Authorization (EUA) of CytoSorb for use in critically-ill patients infected with COVID-19. Under the EUA, we can make CytoSorb available, through commercial sales, to all hospitals in the United States for use in patients, 18 years of age or older, with confirmed COVID-19 infection who are admitted to the intensive care unit (ICU) with confirmed or imminent respiratory failure who have early acute lung injury or acute respiratory distress syndrome (ARDS), severe disease, or life-threatening illness resulting in respiratory failure, septic shock, and/or multiple organ dysfunction or failure. The EUA will be effective until a declaration is made that the circumstances justifying the EUA have terminated or until revoked by the FDA. We currently anticipate the EUA will be in place through to Spring 2021.

•	In April 2020, we announced that the FDA has granted Breakthrough Designation to CytoSorb for the removal of ticagrelor in a cardiopulmonary bypass circuit during emergent and urgent cardiothoracic surgery. The Breakthrough Devices Program provides for more effective treatment of life-threatening or irreversibly debilitating disease or conditions, in this case the need to reverse the effects of ticagrelor in emergent or urgent cardiac surgery that can otherwise cause a high risk of serious or life-threatening bleeding. Through Breakthrough Designation, FDA will work with us to expedite the development, assessment, and regulatory review of CytoSorb for the removal of ticagrelor, while maintaining statutory standards of regulatory approval (e.g., 510(k), de novo 510(k) or premarket approval) consistent with the Agency’s mission to protect and promote public health. We believe the current addressable market in the United States for ticagrelor removal in cardiac surgery is approximately $250 million, assuming FDA approval for CytoSorb in this application and a price per CytoSorb device of $5,000. In the event that CytoSorb also obtains FDA approval to remove novel oral anticoagulants (“NOACs”) such as rivaroxaban and apixaban, we believe the total addressable market in the United States for ticagrelor and NOAC removal during cardiac surgery could potentially increase to approximately $500 million. In the event that CytoSorb obtains FDA approval to be used prophylactically to remove ticagrelor and NOACs in all patients undergoing surgery, we believe it would potentially expand the total addressable market in the United States to approximately $1.5 billion.

•	In May 2020, we announced that CytoSorb was approved in the European Union for the removal of rivaroxaban (Xarelto®– Bayer, Jansenn/Johnson & Johnson), a widely-used Factor Xa inhibitor and novel oral anticoagulant (NOAC), during cardiothoracic surgery requiring cardiopulmonary bypass (CPB). With this announcement, and the EU approval in January 2020 to remove the P2Y12 anti-platelet inhibitor, ticagrelor, for the same indication, CytoSorb is providing cardiac surgeons and perfusionists an easy-to-use and rapid new treatment option to help reduce the risk of serious and potentially fatal perioperative bleeding complications caused by these two drugs, in separate categories of blood thinners.

•	In June 2020, we announced the commercial launch and immediate availability of CytoSorb in nine Latin American countries including Colombia, Argentina, Perú, Guatemala, Ecuador, Bolivia, the Dominican Republic, El Salvador, and Costa Rica. CytoSorb has been available in Panamá and Chile for many years, has recently received marketing approval in Mexico with initial sales, and is pending final registration in Brazil.

CytoSorbents plans to host its formal Q2 2020 earnings call on Tuesday, August 4, 2020 after the market close at 4:45PM EDT. Details to follow.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 65 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® has been used in more than 98,000 human treatments to date. CytoSorb has received CE-Mark label expansions for the removal of bilirubin (liver disease), myoglobin (trauma) and both ticagrelor and rivaroxaban during cardiothoracic surgery. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in critically-ill COVID-19 patients with imminent or confirmed respiratory failure, in defined circumstances. CytoSorb has also been granted FDA Breakthrough Designation for the removal of ticagrelor in a cardiopulmonary bypass circuit during emergent and urgent cardiothoracic surgery.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of approximately $33 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM), the U.S. Army, U.S. Special Operations Command (USSOCOM), the U.S. Air Force, Air Force Material Command (USAF/AFMC) and others. The Company has numerous products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and multiple applications pending, including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company's websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, our expectations with respect to our financial performance for the quarter ended June 30, 2020, the timing and status of our clinical trials, potential commercial opportunities and increased sales, and other statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release, including statements about COVID-19, our expected revenues as a result thereof, represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 5, 2020, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

The preliminary financial information set forth herein as of and for the quarter ended June 30, 2020 have been prepared on the basis of currently available information; however these estimates are preliminary and subject to completion of financial closing procedures that could result in changes to these amounts. Complete financial results for the quarter ended June 30, 2020 will be included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

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Cytosorbents Contact:

Amy Vogel

Investor Relations

(732) 398-5394

avogel@cytosorbents.com

Investor Relations Contact:

Jeremy Feffer

LifeSci Advisors

917-749-1494

jeremy@lifesciadvisors.com

U.S. Public Relations Contact:
Eric Kim   Rubenstein Public Relations
212-805-3052
ekim@rubensteinpr.com